Exhibit 99.1

FOR RELEASE:	Immediately	Nordson Corporation
CONTACT:	Lara Mahoney	28601 Clemens Road
	Vice President,	Westlake, OH, 44145, USA
Corporate Communications & Investor Relations
440.414.5639
Lara.Mahoney@nordson.com

Nordson Corporation Board of Directors Authorizes Additional $500 Million for Share Repurchase Program

Westlake, Ohio, USA – September 11, 2018 – Nordson Corporation (Nasdaq:NDSN) today announced that its Board of Directors has authorized the repurchase of up to an additional $500 million of the Company’s common shares, adding capacity to the $119 million remaining from its 2015 Board authorization.

“The Board’s action reflects continued confidence in the long-term strength of our Company and our ongoing commitment to creating shareholder value,” said Nordson President and Chief Executive Officer Michael F. Hilton. “Strong and consistent cash generation is a hallmark of our business, and we are pleased to be able to return this value to our shareholders through annual dividend increases and disciplined share repurchases. We also will continue making investments to fund long-term organic and acquisitive growth opportunities.”

Expected uses for repurchased shares include, but are not limited to, funding benefit programs including stock options, restricted stock and 401(k) matching. Shares repurchased will be treated as treasury shares until used for such purposes.

Shares may be purchased from time to time at prevailing prices, subject to market conditions, share price and other considerations. Purchases will be made on the open market pursuant to the applicable Securities Exchange Act Rules and will be funded from operating cash flows.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used to dispense, apply and control adhesives, coatings, polymers, sealants, biomaterials, and other fluids, to test and inspect for quality, and to treat and cure surfaces. These products are supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

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